UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 15, 2008

Piedmont Community Bank Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Georgia	000-52453	20-8264706
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

110 Bill Conn Parkway, Gray, Georgia 31032

(Address of Principal Executive Offices, including Zip Code)

(478) 986-5900

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On October 15, 2008, the Board of Directors of Piedmont Community Bank Group, Inc. (the “Company”) concluded, based on recommendations from management, that the Company’s unaudited interim consolidated financial statements for the quarterly period ended June 30, 2008 should no longer be relied on and should be restated. This conclusion followed a review of our loan portfolio where we determined that additional allowances for loan losses should be established to provide adequate reserves. The review of our loans coincided with our recent regulatory examination. During this process we determined that our criteria for determining loan classifications required modifications to reflect the current downturn in the real estate market, the overall economy and to closer align our criteria with regulatory guidance. This process identified several individual loans that were required to be downgraded under our revised criteria, which, in aggregate, resulted in a material adjustment of the allowance for loan losses. Specifically, the Board of Directors, based on management’s recommendations, determined that the Company should increase its allowance for loan losses through additional provisions of $1,191,000 and should charge off $191,000 in the second quarter of 2008. The after-tax effect of the additional provisions results in an increase in the Company’s net loss of approximately $769,000 for the quarter. As a result of this misstatement, management has revised the loan policy to incorporate the revisions in loan classification criteria to be reflective of additional risk during these current economic conditions and our Board of Directors has approved the revised loan policy. We have implemented procedures to ensure that our evaluation of the allowance for loan losses is performed timely and reflects changes in the current environment and industry standards.

The Company’s management and Board of Directors have discussed the issues surrounding the restatement and the matters disclosed herein with the Company’s independent public accountants pursuant to Form 8-K Item 4.02(a). The Company anticipates filing an amendment to its Form 10-Q for the second quarter of 2008 to reflect the adjustments described above in the near future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 21, 2008	PIEDMONT COMMUNITY BANK GROUP, INC.

	By:	/s/ Julie Simmons
Julie Simmons
Chief Financial Officer